Exhibit 99.1

Poniard Pharmaceuticals Announces Commercial Manufacturing Agreement with W. C. Heraeus GmbH for Picoplatin

South San Francisco, Calif. (March 26, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, announced an agreement with W. C. Heraeus GmbH for the commercial manufacture and supply of picoplatin active pharmaceutical ingredient (API). Poniard is investigating picoplatin, the Company’s lead product candidate, in four clinical trials, including the ongoing pivotal Phase 3 trial in small cell lung cancer, and is developing picoplatin as a potential new platform product for the treatment of solid tumors.

“This agreement is a major step forward in the development of picoplatin as a commercial oncology product and to ensure that picoplatin is available to patients and oncologists once FDA approval is obtained,” said Ronald Martell, president and chief operating officer of Poniard Pharmaceuticals. “Heraeus is a high-quality partner which will provide Poniard with access to large-scale production, and has the capacity to meet our production and quality goals. They are a leader in the manufacture of pharmaceuticals, precious metals and synthesis chemistry.”

Under the agreement, Heraeus will manufacture picoplatin API to meet cGMP requirements, and be ready to ship commercial quantities of picoplatin by 2009. Heraeus is the current manufacturer of picoplatin API for the Company’s four ongoing clinical trials.

About Picoplatin

Picoplatin is a chemotherapeutic agent with an improved safety profile compared to existing platinum-based chemotherapeutics. It was designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin has been evaluated in more than 750 patients and has anti-tumor activity in multiple indications, with less severe kidney and nerve toxicity than is commonly observed with other platinum chemotherapy drugs.

Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small cell lung cancer. This registrational trial is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) with overall survival as the primary endpoint. The Company also is evaluating intravenous picoplatin in ongoing Phase 2 clinical trials for the treatment of hormone refractory prostate cancer (HRPC) and metastatic colorectal cancer (mCRC). Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit www.poniard.com.

About Heraeus

The precious metals and technology group Heraeus is a global, family-owned company active in the businesses of precious metals, sensors, dental and medical products, quartz glass and specialty lighting sources. With revenues exceeding EUR 10 billion and more than 11,000 employees in more than 100 companies worldwide, Heraeus has been a globally recognized precious metals and materials specialist for more than 155 years.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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